Exhibit 99.1

PC Connection, Inc. Reports Record Second Quarter 2014 Results

SECOND QUARTER SUMMARY:

  Net income up 25%
  Net sales: $633.2 million, up 13.6% year over year
  Diluted EPS: $0.43, up 23% year over year

MERRIMACK, N.H.--(BUSINESS WIRE)--July 31, 2014--PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, healthcare, and education markets, today announced results for the quarter ended June 30, 2014. Net sales for the second quarter of 2014 increased by 13.6% to $633.2 million, compared to $557.3 million for the prior year quarter. Net income for the quarter ended June 30, 2014 increased by 24.9% to $11.4 million, or $0.43 per diluted share, compared to net income of $9.2 million, or $0.35 per diluted share for the prior year quarter. Sales, net income, and earnings per share amounts represent quarterly records for the Company.

Net sales for the six months ended June 30, 2014 were $1,193.0 million, an increase of $130.3 million or 12.3%, compared to $1,062.7 million for the six months ended June 30, 2013. Net income for the six months ended June 30, 2014 increased by 21.7% to $18.6 million, or $0.70 per diluted share, compared to net income of $15.3 million, or $0.58 per diluted share, for the six months ended June 30, 2013. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense (“Adjusted EBITDA”) totaled $73.6 million for the twelve months ended June 30, 2014, compared to $64.1 million for the twelve months ended June 30, 2013.

Quarterly Sales by Segment:

  Net sales for the SMB segment increased by 10.7% to $268.1 million in the second quarter of 2014, compared to the prior year quarter. Sales of software, desktop, and notebook products each grew at double-digit rates.
  Net sales for the Large Account segment increased by 13.3% to $222.3 million in the second quarter of 2014, compared to the prior year quarter. Notebook and software sales were strong in this segment with an increase of 27.7% and 33.0%, respectively. Commercial sales, which consists of SMB and Large Account sales, increased by 11.9% from the prior year quarter.
  Net sales to the Public Sector segment (government and education customers) increased by 20.2% to $142.9 million in the second quarter of 2014, compared to the prior year quarter. Sales to state and local government and educational institutions increased by 19.0%, compared to the prior year quarter, while sales to the federal government increased by 24.9%.

Quarterly Sales by Product Mix:

  Notebook/tablet sales, the Company’s largest product category, increased by 30% year over year and accounted for 22% of net sales in the second quarter of 2014 compared to 19% of net sales in the prior year quarter. The expiration of Windows XP and increased demand for Chromebooks resulted in strong year-over-year growth in this category in all three of our sales segments.
  Software, the Company’s second largest product category, increased by 15% year over year and accounted for 16% of net sales in the second quarter of 2014 and 2013. We experienced strong growth in security, office productivity, and operating system software.
  Desktop/Server sales increased by 17% year over year and accounted for 16% of net sales in the second quarter of 2014 and 2013. We experienced significant sales growth in both our SMB and Public Sector segments in this product category.
  Net/com product sales increased by 10% year over year and accounted for 9% of net sales in the second quarter of 2014 and 2013. Our SMB and Public Sector segments achieved strong sales growth compared to the prior year quarter due to increased demand for integration of multiple types of mobile devices.

Overall gross profit dollars increased by $9.9 million, or 13.3%, in the second quarter of 2014, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, slightly decreased to 13.2% in the second quarter of 2014, compared to 13.3% in the prior year quarter as a result of increased demand in notebooks and desktops which generate relatively lower margins.

Total selling, general and administrative dollars increased in the second quarter of 2014 to $64.6 million from $58.5 million in the prior year quarter, but decreased as a percentage of net sales from 10.5% to 10.2% due to leveraging our fixed costs over higher net sales. As noted in previous releases, approximately $0.5 million of this increase in SG&A is due to depreciation expense related to the Customer Master Data Management software project that we recently placed into service. Also, variable SG&A increased year over year due to the higher levels of sales and gross profit achieved in the second quarter. We continue to invest in technical solution sales capabilities, including our Cloud Connection team, and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company has generated significant cash flow during the six months ended June 30, 2014. Total cash was $60.3 million at June 30, 2014, compared to $42.5 million at December 31, 2013. Days sales outstanding were 40 days at June 30, 2014, and inventory turns were 28 turns in the second quarter of 2014.

“We are encouraged with PC Connection's strong performance this quarter. We had solid execution across all three of our sales segments, reinforcing the strength of our business model,” said Timothy McGrath, President and Chief Executive Officer. PC Connection continued to see increased demand for notebooks and desktops in Q2 due to the expiration of Windows XP. In addition, their investments in technical solution sales led to strong growth in servers, networking, and software. As a National Solutions Provider, PC Connection's goal is to consistently invest in more complex solutions capabilities while delivering solid financial performance; they were able to accomplish that goal in Q2 with a double-digit sales increase and a 25% increase in earnings. Mr. McGrath concluded, “We believe the team and the strategies we have in place position PC Connection well to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three wholly owned sales companies: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, our cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses in 2014, the Company’s efforts in improving efficiencies and streamlining its business, the Company’s anticipated product growth categories and areas of future investments it plans to make in its business, and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues, increase market share, and enhance long-term shareholder value) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2014		2013
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$633,244		$557,287		14%
Diluted earnings per share	$0.43		$0.35		23%

Gross margin	13.2%		13.3%
Operating margin	3.0%		2.8%
Return on equity (1)	12.1%		11.4%

Inventory turns	28		30
Days sales outstanding	40		39

Product Mix:
Notebook/Tablet	$136,126	22%	$104,415	19%	30%
Software	104,157	16	90,629	16	15%
Desktop/Server	101,404	16	86,720	16	17%
Net/Com Product	57,908	9	52,540	9	10%
Video, Imaging & Sound	56,775	9	49,950	9	14%
Storage	39,452	6	36,085	6	9%
Printer & Printer Supplies	37,175	6	36,826	7	1%
Memory & System Enhancement	21,349	3	16,810	3	27%
Accessory/Services/Other	78,898	13	83,312	15	(5%)
Total Net Sales	$633,244	100%	$557,287	100%	14%

Stock Performance Indicators:
Actual shares outstanding	26,224		26,112
Total book value per share	$12.94		$11.83
Tangible book value per share	$10.89		$9.74
Closing price	$20.68		$15.45
Market capitalization	$542,312		$403,430
Trailing price/earnings ratio	14.1		12.1
LTM Adjusted EBITDA (2)	$73,595		$64,073
Adjusted market capitalization/LTM Adjusted EBITDA (3)	6.5		5.3

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2014		2013
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$268,056	15.3%	$242,194	15.8%
Large Account	222,276	12.3	196,152	11.2
Public Sector	142,912	10.8	118,941	11.5
Total	$633,244	13.2%	$557,287	13.3%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended June 30,	2014		2013
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$633,244	100.0%	$557,287	100.0%
Cost of sales	549,478	86.8	483,371	86.7
Gross profit	83,766	13.2	73,916	13.3

Selling, general and administrative expenses	64,564	10.2	58,533	10.5
Income from operations	19,202	3.0	15,383	2.8

Interest/other expense, net	(26)	-	(46)	-
Income tax provision	(7,747)	(1.2)	(6,183)	(1.2)
Net income	$11,429	1.8%	$9,154	1.6%

Earnings per common share:
Basic	$0.44		$0.35
Diluted	$0.43		$0.35

Shares used in the computation of earnings per common share:
Basic	26,206		26,127
Diluted	26,487		26,379

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Six Months Ended June 30,	2014		2013
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,193,004	100.0%	$1,062,710	100.0%
Cost of sales	1,036,391	86.9	921,956	86.8
Gross profit	156,613	13.1	140,754	13.2

Selling, general and administrative expenses	125,665	10.5	115,246	10.8
Income from operations	30,948	2.6	25,508	2.4

Interest/other expense, net	(36)	-	(96)	-
Income tax provision	(12,352)	(1.0)	(10,160)	(1.0)
Net income	$18,560	1.6%	$15,252	1.4%

Earnings per common share:
Basic	$0.71		$0.59
Diluted	$0.70		$0.58

Shares used in the computation of earnings per common share:
Basic	26,204		26,063
Diluted	26,485		26,329

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended June 30,			LTM Ended June 30, (1)
	2014	2013	% Change	2014	2013	% Change
Net income	$11,429	$9,154		$38,990	$34,022
Depreciation and amortization	1,786	1,709		7,616	7,050
Income tax expense	7,747	6,183		25,757	22,250
Interest/other expense, net	26	46		89	174
EBITDA	20,988	17,092		72,452	63,496
Stock-based compensation	327	153		1,143	577
Adjusted EBITDA	$21,315	$17,245	24%	$73,595	$64,073	15%

(1) LTM: Last twelve months

				June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS				2014	2013
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents				$60,289	$42,547
Accounts receivable, net				295,327	283,051
Inventories				97,187	79,141
Deferred income taxes				6,382	6,382
Prepaid expenses and other current assets				4,533	5,117
Income taxes receivable				783	2,256
Total current assets				464,501	418,494
Property and equipment, net				27,679	27,600
Goodwill				51,276	51,276
Other intangibles, net				2,404	2,854
Other assets				698	720
Total Assets				$546,558	$500,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable				$153,222	$124,821
Accrued expenses and other liabilities				20,161	22,362
Accrued payroll				15,139	14,935
Total current liabilities				188,522	162,118
Deferred income taxes				16,281	16,224
Other liabilities				2,504	2,773
Total Liabilities				207,307	181,115
Stockholders’ Equity:
Common stock				281	281
Additional paid-in capital				105,794	104,932
Retained earnings				249,038	230,478
Treasury stock at cost				(15,862)	(15,862)
Total Stockholders’ Equity				339,251	319,829
Total Liabilities and Stockholders’ Equity				$546,558	$500,944

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30,	2014	2013
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$18,560	$15,252
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,863	3,337
Provision for doubtful accounts	365	564
Deferred income taxes	57	(110)
Stock-based compensation expense	486	301
Excess tax benefit from exercise of equity awards	(34)	(228)
Loss on disposal of fixed assets	-	5
Income tax benefit from stock-based compensation	-	196

Changes in assets and liabilities:
Accounts receivable	(12,641)	10,613
Inventories	(18,046)	(7,498)
Prepaid expenses and other current assets	2,057	(660)
Other non-current assets	22	13
Accounts payable	28,392	(1,400)
Accrued expenses and other liabilities	(2,232)	6,590
Net cash provided by operating activities	20,849	26,975

Cash Flows from Investing Activities:
Purchases of equipment	(3,493)	(4,257)
Proceeds from sale of equipment	10	-
Net cash used for investing activities	(3,483)	(4,257)

Cash Flows from Financing Activities:
Exercise of stock options	16	1,586
Issuance of stock under Employee Stock Purchase Plan	360	307
Excess tax benefit from exercise of equity awards	34	228
Payment of payroll taxes on stock-based compensation through shares withheld	(34)	-
Repayment of capital lease obligation to affiliate	-	(527)
Net cash provided by financing activities	376	1,594
Increase in cash and cash equivalents	17,742	24,312
Cash and cash equivalents, beginning of period	42,547	39,907
Cash and cash equivalents, end of period	$60,289	$64,219

Non-cash Investing Activity:
Accrued capital expenditures	$343	$151
Supplemental Cash Flow Information:
Income taxes paid	$10,933	$10,936

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, Treasurer and Chief Financial Officer